                                                                    EXHIBIT 99.0


                        REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
Tokos Medical Corporation (Delaware)

We have audited the consolidated balance sheets of Tokos Medical Corporation (Delaware) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tokos Medical Corporation (Delaware) at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




                                                             Ernst & Young LLP


February 22, 1996, except for note 13, the date of
   which is March 8, 1996
Orange County, California

CONSOLIDATED BALANCE SHEETS

TOKOS MEDICAL CORPORATION (DELAWARE)





                                                                        December 31,
                                                                 -------------------------
                                                                     1995         1994
                                                                 ------------  -----------
ASSETS

Current assets:
   Cash and equivalents                                          $  4,793,000  $ 9,149,000
   Short-term investments                                           3,273,000    3,508,000
   Accounts receivable (less allowances of $7,600,000 in 1995
     and $12,900,000 in 1994)                                      17,767,000   23,207,000
   Patient supplies                                                 1,384,000    1,288,000
   Prepaid expenses and other current assets                          612,000    1,634,000
                                                                 ------------  -----------

Total current assets                                               27,829,000   38,786,000

Equipment and improvements:
   Equipment                                                       17,128,000   15,476,000
   Patient monitoring devices                                       6,849,000    6,824,000
   Leasehold improvements                                              11,000       11,000
                                                                 ------------  -----------
                                                                   23,988,000   22,311,000
   Less accumulated depreciation and amortization                  16,130,000   11,903,000
                                                                 ------------  -----------
                                                                    7,858,000   10,408,000

Intangible assets, net                                              4,556,000    4,331,000

Other assets                                                        4,340,000    4,865,000
                                                                 ------------  -----------
                                                                 $ 44,583,000  $58,390,000
                                                                 ============  ===========

                                                                                                 December 31,
                                                                                          --------------------------
                                                                                              1995          1994
                                                                                          ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                         $ 2,625,000   $ 3,318,000
  Accrued expenses                                                                           3,230,000     3,753,000
  Accrued litigation settlement, including interest                                          5,151,000     1,450,000
  Accrued restructuring charges                                                                 50,000       628,000
  Current portion of long-term debt                                                          1,914,000     6,488,000
                                                                                           -----------   -----------
Total current liabilities                                                                   12,970,000    15,637,000

Long-term debt, less current portion                                                         2,124,000     2,593,000

Commitments and contingencies

Stockholders' equity:
  Convertible preferred stock, $.001 par value, 2,000,000 shares
    authorized, none issued and outstanding at December 31, 1995 and 1994                         -0-           -0-
  Common stock, $.001 par value, authorized 60,000,000 shares;
    issued 17,660,741 shares at December 31, 1995 and 17,410,468 shares at December 31, 1994; outstanding 17,548,628 shares at
    December 31, 1995 and 17,254,465 shares at December 31,                                     18,000        17,000
    1994
  Additional paid-in capital                                                                87,608,000    86,519,000
  Notes receivable and accrued interest from officers                                       (3,630,000)   (3,492,000)
  Accumulated deficit                                                                      (53,968,000)  (42,126,000)
                                                                                           -----------   -----------
                                                                                            30,028,000    40,918,000
  Treasury stock, at cost                                                                     (539,000)     (758,000)
                                                                                           -----------   -----------
                                                                                            29,489,000    40,160,000
                                                                                           -----------   -----------
                                                                                           $44,583,000   $58,390,000
                                                                                           ===========   ===========



See notes to consolidated financial statements.

 CONSOLIDATED STATEMENTS OF OPERATIONS

 TOKOS MEDICAL CORPORATION (DELAWARE)




                                                                       Year Ended December 31,
                                                      ---------------------------------------------------------
                                                            1995                1994                 1993
                                                      ----------------     ---------------     ----------------
Net patient service revenues                          $     87,502,000     $   100,696,000     $    120,837,000

Cost and expenses:
  Cost of patient services                                  69,820,000          77,240,000           92,400,000
  General and administrative                                17,145,000          20,157,000           22,852,000
  Provision for doubtful accounts                            5,251,000           7,042,000           13,656,000
  Research and development                                     513,000           1,617,000            2,395,000
  Settlement of litigation                                   4,300,000                 -0-                  -0-
  Restructuring, severance and other expenses                2,456,000                 -0-           14,000,000
                                                      ----------------     ---------------     ----------------
                                                            99,485,000         106,056,000          145,303,000
                                                      ----------------     ---------------     ----------------
Loss from operations                                       (11,983,000)         (5,360,000)         (24,466,000)

Interest expense (income):
  Interest expense                                             521,000             417,000              525,000
  Interest income                                             (860,000)           (468,000)            (564,000)
                                                      ----------------     ---------------     ----------------
                                                              (339,000)            (51,000)             (39,000)
                                                      ----------------     ---------------     ----------------
Loss before taxes                                          (11,644,000)         (5,309,000)         (24,427,000)

Income taxes                                                   150,000             550,000            1,956,000
                                                      ----------------     ---------------     ----------------
Net loss                                              $    (11,794,000)    $    (5,859,000)    $    (26,383,000)
                                                      ================     ===============     ================
Loss per common share                                 $         (0.68)     $         (0.34)    $          (1.53)
                                                      ================     ===============     ================
Weighted average number of common shares outstanding        17,396,000          17,169,000           17,240,000
                                                      ================     ===============     ================

 See notes to consolidated financial statements.

 CONSOLIDATED STATEMENTS OF CASH FLOWS

 TOKOS MEDICAL CORPORATION (DELAWARE)

                                                                                Year Ended December 31,
                                                                       ------------------------------------------
                                                                           1995           1994          1993
                                                                       -------------  ------------  -------------
Operating activities
Net loss                                                                $(11,794,000)  $(5,859,000)  $(26,383,000)

Adjustments to reconcile net loss to net cash provided (used)
  in operating activities:
  Depreciation and amortization                                            6,019,000     6,842,000      7,132,000
  Settlement of shareholder litigation                                     4,300,000           -0-            -0-
  Reserve for patient service equipment, patient monitoring
    devices and investments in other healthcare entities                     625,000           -0-      3,378,000
  Sales (purchases) of short-term investments                                235,000       (73,000)      (357,000)
  Tax benefits associated with stock option exercises                            -0-           -0-        124,000
  Deferred income taxes                                                          -0-         8,000      6,668,000
  Accrued interest income on officer notes                                  (180,000)     (174,000)      (120,000)
  Accrued interest expense on shareholder litigation settlement              151,000           -0-            -0-
  Other non-cash items                                                       145,000           -0-       (288,000)
  Changes in operating assets & liabilities net of effect of acquisitions:
    Net accounts receivable                                                6,046,000     5,123,000     18,516,000
    Patient service equipment and supplies                                   (96,000)     (214,000)       929,000
    Prepaid expenses and other current assets                              1,022,000     4,584,000      1,591,000
    Accounts payable                                                        (693,000)       41,000     (5,024,000)
    Accrued expenses                                                        (523,000)    2,056,000       (318,000)
    Accrued restructuring charges                                           (578,000)   (5,513,000)     6,141,000
                                                                        ------------   -----------   ------------
Net cash provided by operating activities                                  4,679,000     6,821,000     11,989,000

Investing activities:
    Purchases and construction of equipment and improvements              (1,357,000)   (1,954,000)    (2,357,000)
    Acquisition of physician owned companies net of cash acquired           (865,000)     (435,000)           -0-
    Increases in other assets                                               (244,000)     (214,000)      (768,000)
                                                                        ------------   -----------   ------------
Net cash used in investing activities                                     (2,466,000)   (2,603,000)    (3,125,000)

Financing activities:
  Proceeds from stock option exercises and purchases pursuant to
    employee stock purchase plan                                           1,210,000       250,000        709,000
  Proceeds from issuance of note payable to equipment financing
    company                                                                      -0-           -0-      1,198,000
  Acceptance of note receivable from officers                                (80,000)   (1,012,000)      (900,000)
  Proceeds from payments on notes receivable from officers                   122,000           -0-            -0-
  Purchases of treasury stock                                                     -0-      (50,000)    (1,350,000)
  Treasury stock issued, gross                                               219,000       447,000            -0-
  Treasury stock contributions to employee stock purchase plan              (168,000)     (327,000)           -0-
  Payments of long-term debt                                              (7,122,000)   (3,096,000)    (5,536,000)
  Payment related to settlement of shareholder litigation                   (750,000)           -0-           -0-
  Other long-term debt and equity transactions                                    -0-        9,000        (14,000)
                                                                        ------------   -----------   ------------
Net cash used in financing activities                                     (6,569,000)   (3,779,000)    (5,893,000)

Increase (decrease) in cash and equivalents                               (4,356,000)      439,000      2,971,000

Cash and equivalents at beginning of year                                  9,149,000     8,710,000      5,739,000
                                                                        ------------   -----------   ------------
Cash and equivalents at end of year                                     $  4,793,000   $ 9,149,000   $  8,710,000
                                                                        ============   ===========   ============


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

TOKOS MEDICAL CORPORATION (DELAWARE)





                                                               Common Stock
                                                          ----------------------
                                                            Shares       Amount
                                                          ----------     -------
Balance at December 31, 1992                              17,226,691     $17,000

Common stock options exercised                                96,286
Common stock issued pursuant to employee stock
  purchase plan                                               70,121
Contribution of treasury stock to employee stock
  purchase plan
Tax benefits associated with stock option exercises
Treasury stock purchased
Note receivable from officer
Accrued interest on officer notes
Other equity transactions                                    (16,830)
Net loss                                                  ----------     -------

Balance at December 31, 1993                              17,376,268     $17,000

Common stock options exercised                                30,692
Issuance of treasury stock to employee stock purchase
plan and other stock awards
Treasury stock purchased
Note receivable from officer
Accrued interest on officer notes
Other equity transactions                                      3,508
Net loss                                                  ----------     -------

Balance at December 31, 1994                              17,410,468     $17,000

Common stock options exercised                               250,273       1,000
Issuance of treasury stock to employee stock purchase
plan and other stock awards
Note receivable from officer
Payment on note receivable from officers
Accrued interest on officer notes
Net loss                                                  ----------     -------

Balance at December 31, 1995                              17,660,741     $18,000
                                                          ==========     =======

See notes to consolidated financial statements.

                    Notes
                  Receivable
                     and
Additional         Accrued             Accumulated                  Treasury Stock
  Paid-In          Interest                          ---------------------------------------------
  Capital        from Officers           Deficit      Shares              Amount          Total
- -----------     ---------------      --------------  ---------      ----------------  ------------
$85,748,000         $(1,102,000)      $ (9,711,000)        -0-       $       -0-       $74,952,000
    224,000                                                                                224,000
    290,000                                                                                290,000
                                                        25,510           195,000           195,000
    124,000                                                                                124,000
                                                      (260,979)       (1,350,000)       (1,350,000)
                       (900,000)                                                          (900,000)
                       (304,000)                                                          (304,000)
     27,000                                                                                 27,000
                                       (26,383,000)                                    (26,383,000)
 ----------         -----------       ------------    --------       -----------       ------------
$86,413,000         $(2,306,000)      $(36,094,000)   (235,469)      $(1,155,000)      $46,875,000
     95,000                                                                                 95,000
                                          (173,000)     89,466           447,000           274,000
                                                       (10,000)          (50,000)          (50,000)
                     (1,012,000)                                                        (1,012,000)
                       (174,000)                                                          (174,000)
     11,000                                                                                 11,000
                                        (5,859,000)                                     (5,859,000)
 ----------         -----------       ------------    --------       -----------       -----------

$86,519,000         $(3,492,000)      $(42,126,000)   (156,003)      $  (758,000)      $40,160,000
  1,089,000                                                                              1,090,000
                                           (48,000)     43,890           219,000           171,000
                        (80,000)                                                           (80,000)
                        122,000                                                            122,000
                       (180,000)                                                          (180,000)
                                       (11,794,000)                                    (11,794,000)
- -----------         -----------       ------------    --------       -----------       -----------

$87,608,000         $(3,630,000)      $(53,968,000)   (112,113)      $  (539,000)      $29,489,000
===========         ===========       ============    ========       ===========       ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TOKOS MEDICAL CORPORATION (DELAWARE)

December 31, 1995


BUSINESS

Tokos Medical Corporation (Delaware) ("Tokos" or the "Company") and its subsidiaries provide specialized obstetrical home healthcare and risk assessment services which assist physicians and payors in the management of high risk pregnancies and numerous other obstetrical and gynecological conditions throughout the United States.


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date the consolidated balance sheet and statement of operations for the periods presented.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Short-Term Investments: Investments having a maturity of more than three months and less than twelve months are classified as short-term investments. Short-term investments primarily consist of U.S. government obligations and commercial paper. Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt & Equity Securities (SFAS No. 115). Under this statement, the Company classifies its short-term investments as trading securities which are carried at fair value and any unrealized gains or losses are included in earnings. Previously, the Company accounted for its short-term investments at amortized cost. The fair value of short-term investments was substantially equal to their carrying value at December 31, 1993. The adoption of SFAS No. 115 did not have a material effect on the Company's results of operations for 1994. For the years ended December 31, 1995 and 1994, the change in net unrealized holding gains (losses) on trading securities included in income from trading assets was an unrealized gain of $101,000 and an unrealized loss of ($73,000), respectively.

Equipment and Improvements: Equipment and improvements are stated at cost. Patient monitoring devices are carried at manufactured cost, net of reserves recorded due to the Company's strategic decision to reduce its support of certain patient monitoring devices. Depreciation of equipment is computed using the straight-line method over the estimated service lives of the respective assets which range from three to five years. Leasehold improvements and assets recorded under capital lease obligations are amortized using the straight-line method over the lives of the respective leases. Amortization of assets subject to capital leases is included in depreciation expense.

Intangible Assets: Intangible assets, consisting of goodwill and covenants not to compete, represent the excess of the purchase price over the estimated fair value of the net assets of acquired companies and are amortized on a straight-line basis over the periods of expected benefit ranging from 1 to 20 years. Amortization expense was $1,297,000, $350,000 and $187,000 for 1995, 1994 and 1993, respectively. Accumulated amortization at December 31, 1995 and 1994, was $1,967,000 and $670,000, respectively. At each balance sheet date, the Company assesses whether changes have occurred that would require revision of the estimated remaining useful life of the intangible assets or render the carrying value of the intangible assets impaired. Any potential impairment is measured based upon projected discounted future operating cash flows of the acquired operation using a discount rate reflecting the Company's average borrowing rate.

Stock Options: The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of the grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

TOKOS MEDICAL CORPORATION (DELAWARE)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Patient Service Revenues: Net revenues are based on amounts billed or billable for services rendered, net of price adjustments made with third-party payors by contract or otherwise. Revenues are also net of allowances which the Company makes and adjusts from time to time to reflect its estimates, based on historical collection experience, including recoveries in excess of amounts previously estimated, of the difference between amounts billed and amounts which it has or expects to receive in full settlement from primary third-party payors, secondary payors and patients. Net revenues include revenues generated from the Company's own patient service centers and fees from patient service operations managed by the Company.

Provision for Doubtful Accounts: The Company provides for estimated uncollectible accounts as revenues are recognized. The provision is adjusted periodically based upon the Company's quarterly evaluation of historical collection experience, industry reimbursement trends and other relevant factors.

Concentration of Credit Risk: Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and equivalents, short-term investments, and accounts receivable with third-party payors. The Company invests its available cash in money market instruments and debt instruments of the U.S. government, financial institutions, and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The collectibility of accounts receivable from third-party payors is directly affected by conditions and changes in the insurance industry and governmental programs, which are taken into account by the Company in computing and evaluating its allowance for doubtful accounts.

Net Loss Per Common Share: The net loss per share was computed by dividing the net loss for the year by the weighted average number of shares of Common Stock outstanding. Outstanding stock options have been excluded from the computation as these options are anti-dilutive. Fully diluted earnings per share are not presented as the amounts are not materially different from those presented herein.

Reclassifications: Certain reclassifications of 1994 amounts have been made to correspond with 1995 classifications.

2.  PHYSICIAN OWNED COMPANIES

The Company had previously entered into agreements with certain physician-owned companies to provide its basic core high-risk pregnancy and related healthcare services to the patients of the companies for a fee. These services include home uterine activity monitoring, home infusion therapy and other homecare services, as well as, to a lesser extent, certain administrative services, such as billing and collection. Pursuant to these agreements, the Company receives a negotiated fee for these services based on the volume of services performed for these companies. Total revenues recorded by the Company, which were generated from services provided on behalf of these entities, totaled approximately $406,000, $9,200,000 and $17,400,000 for the years ended December 31, 1995,
1994 and 1993, respectively. The amount included in accounts receivable represents the Company's portion of the uncollected revenues of the managed companies generated from the services performed; none of the accounts receivable are owed back to the managed companies. Included in gross accounts receivable is approximately $2,000 at December 31, 1995 and $4,100,000 at December 31, 1994 relating to these companies. Upon collection of these revenues, the Company reclassifies the fees dues for services performed from accounts receivable to amounts due from physician-owned companies. Included in prepaid expenses and other current assets are such amounts due from these managed companies of $-0- and $645,000 at December 31, 1995 and 1994, respectively.

During 1995 and 1994, the Company purchased certain of these physician-owned companies for $1,094,000 and $627,000 in cash and $1,475,000 and $1,659,000 in notes payable, respectively. These acquisitions were accounted for using the purchase method of accounting with the results of operations of the businesses acquired included from the effective date of the acquisitions. These acquisitions have resulted in intangible assets of $1,679,000 and $1,483,000 for 1995 and 1994, respectively, and are being amortized over periods ranging from one to four years. These acquisitions comprise approximately 96% of the total number of physician-owned companies, for which the Company provides management services, and the Company intends to acquire the balance in the first quarter of 1996.

TOKOS MEDICAL CORPORATION (DELAWARE)


3.  OTHER ASSETS




The components of other assets are as follows:
                                                                               December 31,
                                                                        -------------------------
                                                                           1995           1994
                                                                        ----------     ----------
Investments in other healthcare entities                                $2,657,000     $3,179,000
Purchased software, net of accumulated amortization of $587,000 and
  $309,000 at December 31, 1995 and 1994, respectively                   1,034,000        998,000
Capitalized merger expenses                                                360,000            -0-
Long-term deposits                                                         193,000        328,000
Other                                                                       96,000        360,000
                                                                        ----------     ----------
                                                                        $4,340,000     $4,865,000
                                                                        ==========     ==========

To facilitate strategic expansion, the Company has made equity investments in other healthcare entities which are carried at the lower of cost or fair value. Each investment represents less than 10% of each company's equity. The
Company periodically reviews the operating performance of each company for impairment of its investments. Based on these reviews, these investments were written-down by $625,000 which is included in general and administrative expenses during 1995. The Company, therefore, believes the carrying amount of each investment is not in excess of the approximate fair value for the periods presented.

4.  ACCRUED EXPENSES

       The components of accrued expenses are as follows:


                                                    December 31,
                                               ----------------------
                                                  1995        1994
                                               ----------  ----------
       Accrued compensated absences            $1,304,000  $1,121,000
       Accrued salaries, wages and incentives     626,000   1,266,000
       Other                                    1,300,000   1,366,000
                                               ----------  ----------
                                               $3,230,000  $3,753,000
                                               ==========  ==========

5.  LONG-TERM DEBT

       Long-term debt consists of the following:



                                                                              December 31,
                                                                    -----------------------------
                                                                         1995           1994
                                                                    -------------  --------------
       Purchased marketing rights                                     $      -0-   $   4,000,000
       Notes payable from physician owned company acquisitions         2,198,000       1,658,000
       Capital lease obligations                                         717,000       1,484,000
       Note payable to equipment financing company                       648,000         873,000
       Other                                                             475,000       1,066,000
                                                                      ----------   -------------
                                                                       4,038,000       9,081,000
       Less current portion                                            1,914,000       6,488,000
                                                                      ----------   -------------
                                                                      $2,124,000   $   2,593,000
                                                                      ==========   =============

TOKOS MEDICAL CORPORATION (DELAWARE)


5.  LONG-TERM DEBT (CONTINUED)

In December 1991, the Company agreed to pay $8,000,000 for the exclusive marketing rights in the U.S. and Canada for a fetal fibronectin test, a proprietary immunoassay developed and patented by Adeza Biomedical Corporation ("Adeza"). This test has the potential to be a reliable marker for preterm delivery. At the time, there were many scientific and regulatory obstacles to be overcome before Food and Drug Administration ("FDA") approval could be obtained and the Company could market the product. The Company had no assurances that such approval would be obtained and, therefore, the amount was charged to expense in accordance with generally accepted accounting principles. Included in long-term debt at December 31, 1994, was $4.0 million for the remaining obligation related to the purchased marketing rights, which became due and payable when Adeza received notification from the FDA that its pre-market approval application ("PMA") for the fetal fibronectin immunoassay was accepted for filing. On January 16, 1995, Adeza informed the Company that it had received such notification, therefore the Company paid in full the $4.0 million over several installment payments during 1995.

During 1995 and 1994, the Company purchased certain managed companies, and incurred $1,475,000 and $1,658,000 in notes payable, respectively. These notes payable are to be paid over one to four years in accordance with the terms of the purchase agreements.

Included in equipment and improvements in the accompanying consolidated balance sheets at December 31, 1995 and 1994 are $5,674,000 and $5,070,000,
respectively, in assets held under capital lease. At December 31, 1994 the Company eliminated $12,968,000 in fully depreciated equipment and improvements held under capital lease from the respective cost and accumulated depreciation accounts. Capital lease obligations consist of the following:


                                                                December 31,
                                                           ----------------------
                                                              1995        1994
                                                           ----------  ----------
Present value of future rental payments under capitalized
  agreements, at various interest rates                    $  718,000  $1,484,000
Less current portion                                          340,000   1,228,000
                                                           ----------  ----------
                                                           $  378,000  $  256,000
                                                           ==========  ==========

The Company has the right to exercise various renewal or purchase options at the end of the initial lease terms.

For the years ended December 31, 1995, 1994, and 1993, the Company acquired equipment under equipment financing and capital lease obligations of $604,000, $-0-, and $2,507,000, respectively.

During 1993, the Company obtained financing for equipment purchases totaling $1,198,000 with an equipment financing company. Pursuant to the agreement, the Company is required to make monthly payments through May 1998. The note bears interest at 10% per annum. The Company did not finance equipment purchases with an equipment financing company in 1995 or 1994.

In October 1994, the Company entered into a revolving line of credit agreement with a commercial lender. Under the terms of this credit facility the Company may borrow up to $10,000,000 based upon the value of eligible collateral as defined in the credit agreement. Borrowings under this agreement bear interest at a rate of 2% over prime, and are secured by certain of the Company's assets, principally accounts receivable. The credit agreement expires November 30, 1996. At December 31, 1995 and 1994 there were no outstanding borrowings.

Interest paid was $341,000 in 1995, $416,000 in 1994, and $528,000 in 1993.

TOKOS MEDICAL CORPORATION (DELAWARE)

5.  LONG-TERM DEBT (CONTINUED)

Maturities of long-term debt and future minimum lease payments under capital lease obligations are as follows:


                                               Long-Term   Capital Lease
                                                  Debt      Obligations     Total
                                               ----------  -------------  ----------
1996                                           $1,594,000       $368,000  $1,962,000
1997                                            1,420,000        333,000   1,753,000
1998                                              360,000         58,000     418,000
1999                                               25,000            -0-      25,000
2000                                                  -0-            -0-         -0-
                                               ----------  -------------  ----------
                                                3,399,000        759,000   4,158,000
Less amounts representing interest                 79,000         41,000     120,000
                                               ----------  -------------  ----------
                                                3,320,000        718,000   4,038,000
Less current portion                            1,574,000        340,000   1,914,000
                                               ----------  -------------  ----------
                                               $1,746,000       $378,000  $2,124,000
                                               ==========  =============  ==========

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statements of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

(a)  Cash and equivalents and Short-Term Investments

The carrying amount approximates fair values because of the short maturity of these instruments or because they are marked at market.

(b)  Investments in Other Healthcare Entities

The amount is not in excess of the approximate fair value based on the Company's review of the respective unaudited financial statements from each of these companies.

(c)  Long-Term Debt

The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

The estimated fair values of the Company's financial instruments at December 31, 1995 and 1994 are as follows:


                                                     1995                         1994
                                          --------------------------------------------------------
                                          Carrying Amount  Fair Value  Carrying Amount  Fair Value
                                          ---------------  ----------  ---------------  ----------
Cash and equivalents                        $4,793,000     $4,793,000     $9,149,000    $9,149,000
Short-Term investments                       3,273,000      3,273,000      3,508,000     3,508,000
Investments in other healthcare entities     2,657,000      2,657,000      3,179,000     3,179,000
Long-Term Debt:
   Purchased marketing rights                      -0-            -0-      4,000,000     3,779,000
   Notes payable to managed companies        2,198,000      1,998,000      1,658,000     1,505,000
   Notes payable to equipment financing
     company                                   648,000        648,000        873,000       873,000
   Other long-term debt                        475,000        429,000      1,066,000       966,000

TOKOS MEDICAL CORPORATION (DELAWARE)


7.  STOCKHOLDERS' EQUITY

Stock Options: In 1985, the Company adopted an Incentive Stock Option Plan ("Option Plan"), as amended, whereby the Company may grant options to officers, employees and directors ("Optionee") at prices not less than fair value of the Common Stock at the date of grant. Through December 31, 1991, the Option Plan had been amended to increase the aggregate number of shares covered under the plan to 3,500,000 shares. Of the total shares authorized, 500,000 shares may be reduced on a one-for-one basis for each share of Common Stock issued under the Company's 1991 Employee Stock Purchase Plan ("Purchase Plan"). In 1992, the stockholders approved an amendment to the Option Plan to increase the maximum number of shares available from 3,500,000 shares by an amount not to exceed 2% of the number of fully diluted shares of Common Stock outstanding for each of the years ending December 31, 1991, 1992, 1993, and 1994. Options expire ten years after the date of grant or earlier upon the Optionee's separation from the Company. Options are exercisable at the date of grant subject to certain repurchase rights by the Company.

In an effort to provide additional incentive to its employees, on April 6, 1993 the Compensation Committee approved an exchange program pursuant to which all holders of options under the Option Plan had the right to exchange their unexercised options for an equivalent number of new options having an exercise price of $6.625, the fair market value of the Common Stock on April 6, 1993. Each new option included a modified vesting period.

Summarized information for the option plans is as follows:

                                           Number of             Option Price
                                            Options               Per Share
                                          -----------      ----------------------
Options outstanding at December 31, 1992    1,475,931      $0.17     -     $37.75
  Granted                                   1,514,562       5.38     -       7.88
  Exercised                                   (96,286)      0.17     -      11.00
  Cancelled                                (1,192,420)      1.83     -      37.75
                                          -----------
Options outstanding at December 31, 1993    1,701,787       0.17     -      37.75
  Granted                                     667,250       3.50     -       7.15
  Exercised                                   (39,912)      0.23     -       6.63
  Cancelled                                  (176,281)      1.17     -      27.75
                                          -----------
Options outstanding at December 31, 1994    2,152,844       0.17     -      37.75
  Granted                                     670,500       6.00     -       9.63
  Exercised                                  (250,273)      0.17     -       7.88
  Cancelled                                  (540,642)      1.83     -      25.75
                                          -----------
Options outstanding at December 31, 1995    2,032,429      $0.17     -     $37.75
                                          ===========

Employee Stock Purchase Plan: In 1991, the Company adopted the Employee Stock Purchase Plan ("Purchase Plan") which authorizes the issuance of up to 500,000 shares of Common Stock to eligible employees of the Company. Shares issued under the Purchase Plan from the 500,000 shares authorized reduce on a one-for-one basis the number of shares issuable under the Company's Option Plan. Conversely, shares issued under the Option Plan from the 500,000 shares authorized reduce on a one-for-one basis the number of those shares issuable under the Purchase Plan. Generally, all employees of the Company, except for executive officers, are eligible to participate in the Purchase Plan. The purchase price of the Common Stock is the lesser of 85% of the fair market value of the Common Stock at the beginning or end of the quarter in which purchased. Pursuant to the Purchase Plan, no shares were newly issued and 33,680 were issued from treasury stock during 1995.

TOKOS MEDICAL CORPORATION (DELAWARE)

7.  STOCKHOLDERS' EQUITY (CONTINUED)

Stockholder Rights Plan: On March 19, 1993, the Board of Directors declared a dividend of one common share purchase right ("Right") for each outstanding share of Common Stock. An exercisable Right will, under certain conditions, entitle its holder to purchase from the Company one share of Common Stock at the exercise price of $30 per share, subject to adjustment, until March 23, 2003. The Rights will become exercisable 10 days after a person or group (an "Acquiring Person") acquires 20% or more of the Common Stock, or 10 days after a person announces a tender offer which would result in such person acquiring 20% or more of the Common Stock. The Right may be redeemed by the Board of Directors for $.01 per Right at any time until 10 days following the public announcement that a person has become an Acquiring Person. Under certain circumstances after a person becomes an Acquiring Person, or after a merger or other business combination involving the Company, an exercisable Right will entitle its holder (other than the Acquiring Person) to purchase shares of Common Stock (or shares of an acquiring company) having a market value of two times the exercise price of one Right.

8.  NOTES RECEIVABLE AND ACCRUED INTEREST FROM OFFICERS

During 1994 and 1993, the Company loaned its Chief Executive Officer ("CEO") $1,012,000 and $900,000, respectively. Such loans, which were approved by the Board of Directors, are evidenced by interest-bearing promissory notes and are secured by approximately 701,000 shares of Tokos Common Stock owned by its CEO. The value of this collateral at December 31, 1995 was $6,394,000. At December 31, 1995, $2,156,000 was the aggregate balance outstanding, including accrued interest, and is classified as a reduction of stockholders' equity. The promissory notes, originally due March 20, 1994, have been extended by the Board of Directors to December 31, 1996. The notes bear interest at the rate of 6% per annum and are payable in cash.

Pursuant to the terms of the Company's 1985 Incentive Stock Option Plan, certain executive officers exercised options and purchased shares of the Company's Common Stock by the delivery of interest-bearing promissory notes that are payable in cash. At December 31, 1995, $1,474,000 was the aggregate balance outstanding, including accrued interest, and is classified as a reduction of stockholders' equity. The Company holds 300,000 shares of Common Stock of Tokos in escrow as collateral for these notes. The value of this collateral at December 31, 1995 was $2,737,000. The notes bear interest at 6% per annum, and were due December 31, 1995; however, the Board extended the notes until December 31, 1996 so that the officers would not sell their shares of Tokos' stock.

The Board of Directors may, at its discretion, increase, hold or release shares held as collateral for the notes.

In February 1996, the Company accepted 42,596 shares of the Company's Common Stock formerly held in escrow as repayment of principal and interest related to these officer notes in the amount of $421,000.

9.  INCOME TAXES

The provision for income taxes consists of the following:

                                                              Year Ended December 31,
                                                       --------------------------------------
                                                            1995         1994         1993
                                                       ------------  ----------  ------------
Current:
  Federal payable                                      $        -0-  $ (168,000)  $(4,483,000)
  State payable                                             150,000     250,000       240,000
  Tax benefit from the exercise of stock options to
    paid-in capital                                             -0-         -0-      (124,000)
                                                       ------------  ----------   -----------
                                                            150,000      82,000    (4,367,000)
Deferred:
  Federal                                                       -0-     468,000     6,199,000

Credit to paid-in capital                                       -0-         -0-       124,000
                                                       ------------  ----------   -----------
                                                       $    150,000  $  550,000   $ 1,956,000
                                                       ============  ==========   ===========

TOKOS MEDICAL CORPORATION (DELAWARE)

9.  INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                            December 31,
                                                                    ----------------------------
                                                                       1995              1994
                                                                    ---------         ----------
Deferred tax liabilities:
  Service fee income from physician-owned companies               $   (367,000)      $  (666,000)

Deferred tax assets:
  Net operating losses acquired from CareLink Corporation            5,300,000         5,300,000
  Intangible assets                                                  4,702,000         4,354,000
  Allowance for doubtful accounts                                    2,054,000         3,829,000
  Net operating loss carryforwards                                   6,830,000         2,075,000
  Equipment and improvements                                         1,277,000         2,021,000
  Accruals and other allowances                                        778,000         1,140,000
  Accrued shareholder litigation                                     1,751,000               -0-
  Accrued restructuring charges                                        380,000           750,000
  Alternative minimum tax credit carryforwards                         536,000           536,000
  Research and development credit carryforwards                        387,000           387,000
  State taxes                                                          287,000           276,000
  General business credit carryforwards                                468,000           468,000
  Charitable contribution carryforwards                                218,000           183,000
  Miscellaneous                                                        201,000           127,000
                                                                  ------------       -----------
    Total deferred tax assets                                       25,169,000        21,446,000
                                                                  ------------       -----------
    Net deferred tax assets                                         24,802,000        20,780,000
    Valuation allowance                                            (24,802,000)      (20,780,000)
                                                                  ============       -----------
Net deferred tax assets                                           $        -0-       $       -0-
                                                                  ============       ===========

The reconciliation of income tax expense to U.S. federal statutory rates is as follows:


                                                                  Year Ended December 31,
                                                          ----------------------------------------
                                                              1995          1994          1993
                                                          ------------  ------------  ------------
Income taxes at U.S. statutory rates                       $(4,076,000)  $(1,858,000)  $(8,550,000)
State income taxes, net of federal benefit                      98,000       163,000       160,000
Income tax rate differential (34%) from statutory rate
(35%)                                                              -0-           -0-       428,000
Increase in valuation allowance associated with deferred
  tax assets                                                 4,022,000     2,003,000     9,697,000
Tax and interest related to IRS examination per
  management estimate                                              -0-       300,000           -0-
Other items                                                    106,000       (58,000)      221,000
                                                           -----------   -----------   -----------
                                                           $   150,000   $   550,000   $ 1,956,000
                                                           ===========   ===========   ===========

TOKOS MEDICAL CORPORATION (DELAWARE)


9.  INCOME TAXES (CONTINUED)

At December 31, 1995, the Company had net operating loss carryovers available for federal income tax purposes of approximately $11,293,000. The net operating loss carryforwards begin to expire in 2009. Section 382 of the Code imposes annual limitations on the utilization of net operating loss carryovers against future income if there has been a more than 50% change in ownership. Although the Section 382 limitations will apply to the Company as result of the Merger (see Note 13), the Company believes that such limitations will not result in the loss of the utilization of its loss carryovers.

The Company also had net operating loss carryforwards from its acquisition of CareLink Corporation available for federal income tax purposes of approximately $15,600,000. As a result of this change in ownership, the use of the CareLink Corporation net operating loss carryforwards in future years will be limited to approximately $2,300,000 annually. These losses may be further limited to the annual income of the acquiring subsidiary. These net operating loss carryforwards begin to expire in 2003. When realized, the tax benefit for those items will be applied to reduce income tax expense.

At December 31, 1995, the Company also had $468,000 and $536,000, respectively, of general business credit and alternative minimum tax credit carryover for federal income tax purposes. These credits expire at various times beginning in 1999. The Company had research and development credit carryovers for federal income tax purposes of approximately $387,000 from the acquired CareLink Corporation which begin to expire at various times through 2002. When realized, these credits will be applied to reduce income tax expense.

Income taxes paid, including prepayments of estimated income taxes, totaled $96,000 in 1995, $336,000 in 1994, and $915,000 in 1993.

The Company is currently under examination by the Internal Revenue Service for the years ended December 31, 1991, 1990, and 1989. The Company recorded $300,000 in the fourth quarter of 1994 as management's estimate for tax and interest related to this examination. Management continues to believe that the resolution of this examination will not have a material adverse effect on the Company's financial position.

10.  RESTRUCTURING, SEVERANCE AND OTHER CHARGES

During 1993, the Board of Directors approved plans to restructure the Company's operations by, among other things, reducing the number of its monitoring centers, centralizing patient intake and claims administration, reducing in-house manufacturing and product development activities, and changing its strategy regarding support of certain patient service equipment and patient monitoring devices. The Company has taken a number of actions consistent with those decisions. In connection therewith, the Company recorded aggregate restructuring charges totaling $14,000,000 (or $.81 per share). The components of the $14,000,000 restructuring charge included $5,691,000 related to involuntary severance costs of affected employees, $3,540,000 related to costs associated with the consolidation of monitoring sites and certain administrative functions, as well as reduction of manufacturing activities, $3,378,000 related to reserves against patient service equipment and patient monitoring devices, and $1,391,000 related to other restructuring costs. At December 31, 1993, the $6,141,000 remaining in the accrual was to be substantially paid in 1994 and 1995. During 1994, $5,513,000 in restructuring charges were expended with a remaining accrual at December 31, 1994 of $628,000. The amounts expended include $3,318,000 related to involuntary severance costs and $2,165,000 related to costs associated with the consolidation of administrative functions and monitoring sites. During 1995, an additional $578,000 was expended with a remaining accrual at December 31, 1995 of $50,000. Certain reclassifications of these amounts have been made within the restructuring categories from those previously reported; none of which are significant.

TOKOS MEDICAL CORPORATION (DELAWARE)


10.  RESTRUCTURING, SEVERANCE AND OTHER CHARGES (CONTINUED)

During 1995, as the Company's revenues continued to decline, specific decisions were made and communicated by management related to cost reduction efforts in order to lower the Company's break even point. The cost reduction plan consisted of reductions in the Company's workforce of approximately 105 employees, comprised of personnel within the information systems, reimbursement, administrative and to a lesser extent clinical service, and termination of several facilities. In connection with these cost reduction activities, the Company incurred $2,456,000 in expenses all of which have been expended. The Components of these expenses include $1,834,000 related to involuntary severance costs of affected employees, $332,000 related to the consolidation of facilities and $290,000 in other related costs.

11.  LEASE COMMITMENTS

The Company leases its office facilities, patient service centers, and various types of equipment under noncancelable operating leases. Lease terms generally range from three to five years with renewal options for additional periods. Many of the office facility leases provide that the Company pay for taxes, maintenance, insurance and other expenses, and contain rent escalation clauses. Future minimum payments under the operating leases consist of the following at December 31, 1995:

                      1996            $2,587,000
                      1997             1,952,000
                      1998               458,000
                      1999               145,000
                      2000                76,000
                                      ----------
                                      $5,218,000
                                      ==========

Total rent expense for operating leases was $3,637,000 in 1995, $3,293,000 in 1994, and $3,924,000 in 1993.

12.  CONTINGENCIES

In July 1995, the Company reached a $10 million settlement with the plaintiffs in a class action securities suit entitled In re Tokos Medical Corporation Securities Litigation filed in the United States District Court for the Central District of California. The Company's cost of settlement, after adjustment for insurance proceeds directly deposited in an escrow account pursuant to the settlement, was $5.75 million in cash and stock. The Company has paid $750,000 in cash, with the remaining $5.0 million payable in cash or by the issuance of common stock. The charge to income of $4.3 million ($0.25 per share) during the quarter ended June 30, 1995 is in addition to the aggregate amount of $1.45 million which had been previously accrued in general and administrative expense. In the settlement, the Company denied any wrongdoing or liability. The terms of the settlement must be approved by the court before the settlement is effective. If the Company elects to issue common stock in settlement of this obligation, the fair market value of the shares issued may exceed $5.0 million. It is the Company's present intention to pay the $5.0 million in cash, either from borrowings under its line of credit or from funds made available as a result of the proposed merger with Healthdyne (see Note 13).

The Company is subject to certain claims arising in the normal course of business. In management's opinion, any such contingencies would not materially affect the Company's financial position or operating results.

TOKOS MEDICAL CORPORATION (DELAWARE)


13.  SUBSEQUENT EVENT

On March 8, 1996, the Company completed a merger ("the Merger") with Healthdyne, ("Healthdyne"), a national provider of specialized obstetrical home healthcare risk assessment services, upon the approval of the shareholders of each Company. Under the terms of the Agreement and Plan of Merger, each share of common stock outstanding on March 8, 1996, of the Company and Healthdyne, Inc. was exchanged for one share of Matria Healthcare, Inc. ("Matria"), a newly created Delaware corporation. In the Merger, Matria issued approximately 17.0 million shares of common stock to Healthdyne shareholders and approximately
17.8 million shares to the Company's shareholders. The Merger will be accounted for using the purchase method and the Company has been deemed the acquirer since the Company's shareholders received approximately 51% of the newly issued shares.

The purchase price of Healthdyne was approximately $185 million, of which approximately $150 million will be allocated to goodwill and other intangibles and will be amortized over 5 years.

The financial position and results of operations of the Company and Healthdyne will be consolidated effective March 1, 1996. Presented below are unaudited consolidated condensed pro forma financial statements as if Healthdyne had been acquired as of the beginning of 1995. This summary includes the impact of adjustments for amortization of goodwill and other intangible assets associated with the acquisition. The pro forma consolidated condensed Statement of Loss does not include approximately $30 million of annual savings expected to be realized by 1997, or non-recurring restructuring costs currently estimated at $14.1 million that are expected to be incurred by the Company in 1996. The Company will incur additional liabilities of approximately $9.4 million for estimated severance payments and other obligations of Healthdyne as a result of the Merger. These liabilities will be recorded as a reduction of the fair value of net tangible assets of Healthdyne in the calculation of goodwill. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire year, nor are they intended to be a projection of future results.


                 Pro Forma Consolidated Condensed Balance Sheet (Unaudited)

                 December 31, 1995


                 Assets
                   Cash and short-term investments      $ 43,914
                   Trade accounts receivable              29,114
                   Property and equipment, net            19,914
                   Goodwill and other intangibles        153,969
                   Other assets                           17,133
                                                        --------
                                                        $264,044
                                                        ========
                 Liabilities and Stockholder Equity
                   Current liabilities                  $ 52,828
                   Long-term liabilities                  10,247
                   Stockholders' equity                  200,969
                                                        --------
                                                        $264,044
                                                        ========

TOKOS MEDICAL CORPORATION (DELAWARE)


13.  SUBSEQUENT EVENT (CONTINUED)


         Pro Forma Consolidated Condensed Statement of Loss (Unaudited)

         Year Ended December 31, 1995


         Revenues                                          $157,129
         Operating costs and expenses                       162,187
         Amortization of goodwill and other intangibles      32,123
         Other expenses                                       7,494
         Interest income                                      2,262
         Income tax benefit                                     713
                                                           --------
         Loss from continuing operations                   $(41,700)
                                                           ========
         Loss per share                                    $  (1.23)
                                                           ========
         Weighted average number of common share and
         common share equivalents                            33,940
                                                           ========

Certain officers of the Company and Healthdyne will become eligible for severance payment in the event that those officers are terminated or elect to terminate their employment with Matria after the Merger, and all of the unvested stock options became vested upon consummation of the Merger. Under the severance benefit agreements, in the unlikely event the employment of each of the individuals entitled to such arrangements were terminated after the Merger, Matria's aggregate liability as of December 31, 1995 to former Healthdyne and Company directors and officers would approximate $16.5 million.

Healthdyne's executive officers participate in a Retirement Benefit Award Program established in 1994. In the event of a change of control all benefits accrued to date under this program immediately vest and each executive officer may require funds equal to the accrued benefit be placed in trust. On October 2, 1995, the Company adopted a Retirement Benefit Award Program similar to Healthdyne's that would be effective only upon consummation of the Merger. Under the retirement benefit reward agreements, in the event each of the individuals entitled to such agreements were to so request in accordance with the terms of those agreements, the aggregate amount that Matria would have been required to place in trust at December 31, 1995 would approximate $3.2 million.



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